EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

Sherwin-Williams Executive Chairman Chris Connor to Retire;

President and CEO John Morikis Elected Chairman

CLEVELAND, OHIO, November 7, 2016—The Sherwin-Williams Company (NYSE: SHW) announced today that Christopher M. Connor will retire from his position as Executive Chairman effective as of the close of business on December 31, 2016 following a 34-year career with Sherwin-Williams. Mr. Connor will remain a member of Sherwin-Williams’ Board of Directors until his retirement from the Board at the end of his current term at the 2017 Annual Meeting of Shareholders in April, 2017. In addition, the Board has elected John G. Morikis to assume the additional role of Chairman effective January 1, 2017. Mr. Morikis has served as Sherwin-Williams’ President and Chief Executive Officer since January 1, 2016.

“I’d like to thank Chris for his exemplary vision, guidance and leadership over his distinguished career with Sherwin-Williams,” said Mr. Morikis. “Chris set very high standards for our Company and his influence will be felt for many years to come.”

Mr. Morikis joined Sherwin-Williams in December 1984 as a management trainee in the Company’s Paint Stores Group and has held many key leadership positions, including nine years as President and Chief Operating Officer, during his 32 years with the Company.

“This announcement is the culmination of a thoughtful leadership transition process for the Company and the Board,” added John M. Stropki, Sherwin-Williams’ Lead Director. “The Board believes that John’s long and effective career with the Company, and the passion, energy and integrity he exhibits, makes him well suited for the additional position of Chairman and that his election is clearly in the best interests of the Company and our shareholders.

On behalf of the Sherwin-Williams Board of Directors, our shareholders, customers and employees, I want to express our heartfelt appreciation to Chris for his many years of exceptional service. Chris led Sherwin-Williams through a period of unprecedented growth and prosperity, and our shareholders benefitted greatly from his leadership and vision.”

The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

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